Exhibit 4.14

TRUST AGREEMENT

This TRUST AGREEMENT, dated as of June 30, 2009 (this “Trust Agreement”), among Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”) and CenterState Banks, Inc., a Florida corporation, as depositor (the “Depositor”). The Trustee and the Depositor hereby agree as follows:

1. The trust created hereby (the “Trust”) shall be known as “CenterState Banks Statutory Trust III,” in which name the Trustee, or the Depositor to the extent provided herein, may engage in the transactions contemplated hereby, make and execute contracts, and sue and be sued.

2. The Depositor hereby assigns, transfers, conveys and sets over to the Trustee the sum of $10. The Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq. (the “Statutory Trust Act”), and that this document constitutes the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust in the form of exhibit A attached hereto with the Delaware Secretary of State in accordance with the provisions of the Statutory Trust Act.

(a) Except as otherwise expressly required in Section 2 of this Trust Agreement, the Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Trustee. The Trustee is authorized and directed to execute on behalf of the Trust such documents and take such other action as the Depositor specifically directs in written instructions delivered to the Trustee, provided, however, the Trustee shall not be required to take any action if the Trustee shall determine or shall be advised by counsel that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which either Trustee is a party. The Trustee shall not be liable for the acts or omissions of the Depositor or any other person who acts on behalf of the Trust nor shall the Trustee be liable for any act or omission by the Trustee in good faith in accordance with the directions of the Depositor.

(b) The Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence. In particular, but not by way of limitation:

(c) The Trustee shall not be personally liable for any error of judgment made in good faith by any officer or employee of the Trustee;

(d) No provision of this Trust Agreement shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(e) Under no circumstance shall the Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

(f) The Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Depositor;

(g) In the event the Trustee is unsure as to the course of action to be taken by it hereunder, the Trustee may request instructions from the Depositor and to the extent the Trustee follows such instructions in good faith the Trustee shall not be liable to any person. In the event that no instructions are provided within the time requested by the Trustee, the Trustee shall have no duty or liability for its failure to take any action or for any action it takes in good faith;

(h) All funds deposited with the Trustee hereunder may be held in a non-interest bearing trust account and the Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Depositor;

(i) To the extent that, at law or in equity, the Trustee has duties and liabilities relating thereto to the Depositor or the Trust, the Depositor agrees that such duties and liabilities are replaced by the terms of this Trust Agreement.

(j) The Trustee shall incur no liability to anyone in acting in good faith upon any document believed by the Trustee to be genuine and believed by the Trustee to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any entity as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Depositor, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(k) In the exercise or administration of the trusts hereunder, the Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Trustee shall not be liable for the default or misconduct of such attorneys or agents if such agents and attorneys shall have been selected by the Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

(l) Except as expressly provided in this Section 2, in accepting and performing the trusts hereby created, the Trustee acts solely as Trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof.

3. The Depositor hereby agrees to (i) compensate the Trustee for its services hereunder in an amount separately agreed to by the Depositor and the Trustee, (ii) reimburse the Trustee for all reasonable expenses not otherwise reimbursed by the Trust (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Trustee and any of the officers, directors, employees and agents of the Trustee (each an “Indemnified Person”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including reasonable fees and expenses of its counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Person with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Depositor shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct or gross negligence of such Indemnified Person. In the event of any claim, action or proceeding for which indemnity will be sought pursuant to this Section, the Indemnified Party’s choice of legal counsel shall be subject to the approval of the Depositor, which approval shall not be unreasonably withheld. The obligations of the Depositor under this Section 3 shall survive the termination of this Trust Agreement.

4. The number of trustees of the Trust initially shall be one and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Depositor, which may increase or decrease the number of trustees of the Trust; provided, that to the extent required by the Statutory Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or if not a natural person, an entity that has its principal place of business in the State of Delaware and otherwise meets the requirements of applicable law. Subject to the foregoing, the Depositor is entitled to appoint or remove without cause any trustee of the Trust at any time. The Trustee may resign upon thirty days prior notice to the Depositor. If no successor has been appointed within such thirty day period, the Trustee may, at the expense of the Trust, petition a court of competent jurisdiction to appoint a successor trustee.

5. The Depositor, the Trustee and others will enter into an amended and restated Trust Agreement satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance by the Trust of such Preferred Capital Securities and Common Securities as may be referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate of the Trust, except as otherwise contemplated by this Trust Agreement, required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

6. The Depositor, on behalf of the Trust, is hereby authorized, in its discretion, (i) to file with the Commission and execute, in each case on behalf of the Trust, (a) the Registration Statement on Form S-3 (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments to the 1933 Act Registration Statement, relating to the registration under the Securities Act of 1933, as amended, of the Preferred Capital Securities, (b) a Registration Statement on Form 8-A (the “1934 Act Registration Statement”) (including all pre-effective and post-effective amendments thereto) relating to the registration of the Preferred Capital Securities under the Securities Exchange Act of 1934, as amended; and (c) any preliminary prospectus or prospectus or supplement thereto related to the Preferred Capital Securities required to be filed pursuant to Rule 424 under the Securities Act of 1933, as amended; (ii) to file with The Nasdaq Global Select Market or any other national stock exchange (each, an “Exchange”) and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Preferred Capital Securities to be listed on any of the Exchanges; (iii) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Preferred Capital Securities under the securities or blue sky laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Preferred Capital Securities; and (v) to negotiate and execute on behalf of the Trust one or more underwriting agreements, in customary form, relating to the Preferred Capital Securities.

In the event that any filing referred to in this Section 6 is required by the rules and regulations of the Securities and Exchange Commission (the “Commission”) or any state securities or Blue Sky laws or by any depositary to be executed on behalf of the Trust by the Trustee, the Trustee is hereby authorized and, to the extent so required, directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that the Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission and any state securities or Blue Sky laws or by any depositary.

7. Upon written instructions from the Depositor, the Trustee shall dissolve and terminate the Trust and file in accordance with 12 Del.C. § 3810 a Certificate of Cancellation with the Delaware Secretary of Sate.

8. This Trust Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties.

9. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. This Trust Agreement may be executed in one or more counterparts, each of which when so executed shall be an original and all of which when taken together shall constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

CENTERSTATE BANKS, INC., as Depositor

By:	/s/ James J. Antal
Name: James J. Antal
Title: Senior Vice President & Chief Financial Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Financial Services Officer

CERTIFICATE OF TRUST

OF

CENTERSTATE BANKS STATUTORY TRUST III

THIS Certificate of Trust of CenterState Banks Statutory Trust III (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is CenterState Banks Statutory Trust III.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890, Attention: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, as trustee

By:
Name: Michael H. Wass
Title: Financial Services Officer